UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 18, 2011
NATIONAL INTERSTATE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
3250 Interstate Drive
Richfield, Ohio 44286-9000
(Address of principal executive offices including Zip Code)
(330) 659-8900
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On February 18, 2011, National Interstate Insurance Company (the “Company”), the principal insurance subsidiary of National Interstate Corporation (the “Corporation”), and the Corporation entered into a definitive Letter Agreement (the “Letter Agreement”) with UniGroup, Inc. (“UniGroup”) which documents certain agreements among the parties with respect to the Purchase Agreement (the “Purchase Agreement”), dated as of April 26, 2010, whereby the Company acquired all of the issued and outstanding capital stock of Vanliner Group, Inc. (“Vanliner”) and the Corporation acquired certain information technology assets. The acquisition of Vanliner was completed on June 30, 2010.
Under the Letter Agreement, the parties agreed to jointly make an election under Section 338(h)(10) of the Internal Revenue Code (the “338(h)(10) election”) which converts the acquisition of Vanliner into an asset acquisition for tax purposes. Through this arrangement, UniGroup agreed to compensate the Company $8.4 million related to Vanliner’s net deferred tax assets forfeited as a result of the 338(h)(10) election. In conjunction with making the 338(h)(10) election, the Company and UniGroup agreed to a final tangible book value of $110.8 million for Vanliner, which will serve as the basis for the future settlements associated with the financial guarantees provided in the Purchase Agreement.
The description of the terms of the acquisition of Vanliner, as well as the foregoing description of the Letter Agreement, is qualified in all respects by reference to the Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed on April 28, 2010, and the Letter Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this Current Report on Form 8-K by reference.
ITEM 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
No.	Description
10.1	Letter Agreement, dated as of February 18, 2011, among UniGroup, Inc., National Interstate Insurance Company and National Interstate Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation
By:	/s/ Julie A. McGraw
Julie A. McGraw
Vice President and Chief Financial Officer

Date: February 23, 2011